EXHIBIT 99.1

Ceragenix Achieves 120 Days of Antimicrobial Efficacy on Treated Silicone Medical Device

DENVER.- February 3, 2009.  Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP) (the “Company”), a medical device company focused on infectious disease and dermatology, today announced that preclinical testing of  a silicone medical device incorporating the Company’s CeraShield™ antimicrobial technology has achieved 120 days of continuous antimicrobial efficacy.   The prototype device being tested is an intravaginal silicone ring. Antimicrobial intravaginal rings may be of potential benefit in preventing transmission of certain sexually transmitted diseases.

This recent testing was focused on urinary tract infections.  The testing methodology involved soaking the device in artificial urine with a fresh inoculum of at least 1,000 colony forming units (“CFUs”) per ml of E. coli on a daily basis.  E. coli is a bacterial pathogen that is the most common cause of urinary tract infections.  Millions of silicone urinary catheters are used annually and such devices are associated with high infection rates.  It is estimated that of the 2 million hospital acquired infections that afflict patients each year in the United States, 900,000 are urinary tract infections.  Of those, approximately 80% are linked to the use of urinary catheters.  If not treated on a timely basis or with proper antibiotic therapy, E. coli infections may lead to sepsis and potentially fatal infections.

The Company is working on incorporating the CeraShield™ technology (utilizing CSA-13 as the antimicrobial compound) into silicone based urinary catheters, among other ongoing projects.   In October 2008, the U.S. Center for Medicare Services (“CMS”) implemented a new policy of  not reimbursing  hospitals for urinary catheter associated infections.  This policy change has led to increased interest in technologies which may reduce the rate of hospital acquired infections.    Pre-clinical data on CSA-13 efficacy on E. coli, including resistant strains such as Extended Spectrum Beta Lactamase strains (“ESBLs”), have previously been presented in poster presentations at international scientific meetings including the Interscience Conference on Antimicrobial Agents and Chemotherapy (“ICAAC”).  Copies of these poster presentations are available on the Company’s website: www.ceragenix.com/html/scientific_papers.html. The antimicrobial efficacy testing was conducted by Dr. Paul B. Savage’s laboratory at Brigham Young University (“BYU”).  Dr. Savage is the inventor of the Ceragenin™ technology, which is exclusively licensed by BYU to the Company.

 Steve Porter, Chairman and CEO of Ceragenix stated: “We believe that achieving 120 days of antimicrobial efficacy in this rigorous testing of daily exposure to E. coli is a significant accomplishment.  We are actively exploring ways to expand upon this promising finding by developing CeraShield™ formulations designed for use with in-dwelling medical devices made from a variety of materials.  There are many potential commercial opportunities for use of the CeraShield™ technology in providing long lasting antimicrobial protection for in-dwelling medical devices, and we are currently in discussions with potential licensing partners for selected applications of the CeraShield™ technology.”

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About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™ or (“CSAs”) for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin™ compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin™ technology to formulate Cerashield™ antimicrobial coatings for medical devices. All Ceragenin™ and Cerashield™ products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of EpiCeram® which  is currently being marketed by Promius Pharmaceuticals (a wholly owned subsidiary of Dr. Reddy’s Laboratories) in the United States under an exclusive supply and distribution agreement. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the FDA; successful clinical trials of the Company’s planned products including, the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2009. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Steven Porter, Chairman and CEO

(720) 946-6440

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